Exhibit 10.35
INNOVATE Cor
2019 Executive Bonus Plan
This 2019 Executive Bonus Plan (the “Bonus Plan”) shall be subject to, and governed by, the terms of the HC2 Holdings, Inc. Second Amended and Restated 2014 Omnibus Equity Award Plan (or any successor plan, the “2014 Omnibus Plan”). The Bonus Plan shall first be effective with respect to the 2019 fiscal year and shall thereafter remain in effect until amended or terminated by the Compensation Committee.
Corporate Bonus and Individual Bonus
Each plan participant will have two bonus components: (i) a component based on growth in the Company’s Net Asset Value (NAV) (the “Corporate Bonus”) and (ii) a component based on individual performance (the “Individual Bonus”). For top executives, individual performance will be measured against goals established by the Compensation Committee at the beginning of each fiscal year.
Each plan participant shall have been communicated their target Corporate Bonus and target Individual Bonus as soon as practicable after the beginning of the fiscal year, or upon later hiring or promotion, if applicable.
Corporate Bonus Funding
All Corporate Bonus awards will be funded from a bonus pool (the “Corporate Bonus Pool”) to be determined as follows. The Company will establish a target bonus pool for all plan participants (the “Target Pool”) and establish the beginning of year compensation net asset value (the “Compensation NAV”) and Compensation NAV per share. Promptly following the end of the fiscal year, the Company will determine the Company’s end of year Compensation NAV per share, to be certified by the Compensation Committee.
The Company will fund a Corporate Bonus Pool up to 12% of the excess, if any, of (A) the end of year Compensation NAV per share divided by (B) the beginning of year Compensation NAV per share, and subtracting one from the quotient (the “NAV Return”) less (C) the required threshold return of seven percent (the “Threshold Return”) and, if this net amount is positive, it will be multiplied by (D) beginning of year Compensation NAV.
Threshold Performance and High-Water Mark
Notwithstanding any provision of this Plan to the contrary, if the NAV Return is less than or equal to the Threshold Return, then no Corporate Bonus shall be awarded for the fiscal year. In addition, if the NAV Return is less than the Threshold Return, then the Corporate Bonus Pool for the next two fiscal years shall be based on a NAV Return using the end of year Compensation NAV per share as compared to the highest end of year Compensation NAV per share for the preceding two fiscal years as the beginning of year Compensation NAV per share, per the formula above.
Corporate Bonus Distribution
If the NAV Return is above the Threshold Return, then the executive officers will, at the discretion of the Compensation Committee, each be awarded a Corporate Bonus. The Compensation Committee shall approve the amounts of each plan participant’s Corporate Bonus, if any, and authorize its payout.

Payouts, Deferrals, Grants, and Vesting
Each plan participant’s Corporate Bonus up to two times their Target Corporate Bonus shall be awarded as follows: (a) 40% of the award value will be paid in cash within 74 days after the end of the fiscal year for which it is awarded; (b) 51% of the award value will be granted as restricted stock units, which restrictions will lapse on the first anniversary of the date of grant award date, and (d) 9% of the award will consist of a grant of stock options, which will vest and be exercisable on the first anniversary of the Grant Date, in each case subject to continued employment on the relevant anniversary, except for any acceleration of vesting under conditions set forth in the participant’s employment agreement. All cash payments, vesting of stock, or exercise of options are subject to withholding and deductions as required by applicable laws.
For each plan participant, their Corporate Bonus in excess of two times their target Corporate Bonus (the “Excess Award Value”), shall be awarded as follows: (a) 40% of the Excess Award Value will be paid in cash within 74 days after the end of the fiscal year for which it is awarded; (b) 51% of the Excess Award Value will be granted as restricted stock, which restrictions will lapse in substantially equal installments based on continued service with the Company on each of the second and third anniversary of the Grant Date; and (c) 9% of the Excess Award Value will consist of a grant of stock options which will vest in substantially equal installments on the second and third anniversary of the Grant Date, in each case subject to continued employment on the relevant anniversary, except for any acceleration of vesting under conditions set forth in the participant’s employment agreement. All cash payments, vesting of stock, or exercise of options are subject to withholding and deductions as required by applicable laws.
Individual Bonus
Each plan participant’s achievement of his or her Individual Bonus goals, and the amount of such Individual Bonus, shall be determined by top management or, in the case of top management, by the Compensation Committee. The Compensation Committee shall approve the amounts of each participant’s Individual Bonus, if any, and authorize the payout of the Individual Bonus, which shall be paid within 74 days after the end of the fiscal year for which it is awarded.

Approved: April 25, 2019
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